Exhibit 99

Contact:
Bernard V. Buonanno, Jr.
401-274-9200

                                  PRESS RELEASE

OLD STONE CORPORATION

                                 April 11, 2003


               COURT RULES GOVERNMENT BREACHED OLD STONE CONTRACTS

                        Judge to Schedule Damages Hearing


         Providence, RI. Old Stone Corporation announces an important development in its longstanding lawsuit against the US government. On April 10, 2003, Judge Robert H. Hodges, Jr. of the United States Court of Federal Claims granted Old Stone's motion for summary judgment on liability and denied the government's cross-motion for summary judgment. In addition, the Judge directed attorneys for the parties to contact the Court by April 16, 2003 to schedule an early hearing on damages.

         The suit, filed in the U.S. Court of Federal Claims in September, 1992 claims, among other things, breach of contract by the federal government in taking away benefits promised Old Stone arising out of its acquisition of Rhode Island Federal Savings & Loan of Providence, Rhode Island in 1984 and Citizens Federal Savings & Loan of Seattle, Washington in 1985.

         "This decision is encouraging to Old Stone and its shareholders, since it confirms our long-held belief that the government breached its agreements with Old Stone", said Bernard V. Buonanno, Jr., Old Stone chairman. "We now look forward to having our day in court to prove damages caused by the government", he stated.

         In an effort to further expedite proceedings, the Corporation recently entered into an agreement with the Federal Deposit Insurance Corporation, co-plaintiff in the case with Old Stone, for the FDIC to withdraw from the case. The FDIC is acting in its capacity as successor to the interests of the former Old Stone Bank, FSB. "By having the FDIC withdraw from the lawsuit, we believe that our case will be streamlined and several key issues finally will be ready for resolution", said James V. Rosati, Old Stone President. In exchange for obtaining the FDIC's agreement to withdraw from the case, Old Stone agreed to share with the FDIC 50% of the value of certain tax benefits that it is awarded, or that it may be able to employ, as a result of the litigation.

         Although the Corporation expects that this new development will put its case in a position to be heard more promptly, there is no guarantee that the case will be decided in the near future, nor can the Corporation predict the eventual resolution of the entire case.